EXHIBIT A
                                    ---------

            In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, each of the undersigned does hereby consent and agree to the joint filing on behalf of each of them of a statement on Schedule 13G and all amendments thereto with respect to the Common Stock of Kitty Hawk, Inc. beneficially owned by each of them, and the inclusion of this Joint Filing Agreement as an exhibit thereto.

Dated: February 16, 2007



                                          Maple Leaf Discovery I LP *

                                                By: /s/ Dane Andreeff
                                                --------------------------
                                                Name: Dane Andreeff
                                                Title: Managing Member of
                                                Maple Leaf Capital I, L.L.C.,
                                                its General Partner